Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Privacore PCAAM Alternative Growth Fund of our report dated May 29, 2026, relating to the consolidated financial statements and financial highlights which appear in Privacore PCAAM Alternative Growth Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the cover page on the Statement of Additional Information and the headings “Financial Highlights”, “Independent Registered Public Accounting Firm; Legal Counsel" and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

July 27, 2026